UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 28, 2009 (January 27, 2009)

The Nielsen Company B.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	333-142546-29	98-0366864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

770 Broadway New York, New York 10003 (646) 654 5000	Ceylonpoort 5 2037 AA Haarlem The Netherlands +31 23 546 3463

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code:

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

1. Indenture and Senior Notes due 2014

On January 27, 2009, Nielsen Finance LLC and Nielsen Finance Co. (the “Issuers”), subsidiaries of The Nielsen Company B.V. (the “Company”) issued $330 million aggregate principal amount of their 11 5/8% Senior Notes due 2014 (the “notes”), which mature on February 1, 2014, pursuant to an indenture, dated January 27, 2009, among the Issuers, the Guarantors (as defined therein) and Law Debenture Trust Company of New York, as trustee (the “Indenture”). The notes are guaranteed by the Company, VNU Intermediate Holding B.V., Nielsen Holding and Finance B.V. (f/k/a VNU Holding and Finance B.V.) and, subject to certain exceptions, each of their direct and indirect wholly owned subsidiaries other than the Issuers.

The Issuers will pay interest on the notes at a rate of 11 5/8% per annum, semiannually on interest payment dates as provided in the Indenture.

At any time (which may be more than once) before February 1, 2012, the Issuers may choose to redeem up to 35% of the principal amount of the notes at a redemption price equal to 111.625% of the face amount thereof with the net proceeds of one or more equity offerings so long as at least 65% of the aggregate principal amount of the notes originally remains outstanding following any such redemption.

The Indenture contains covenants that limit the Company’s ability and the ability of the Company’s restricted subsidiaries to, among other things: incur additional debt or issue certain preferred shares; pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; make certain investments; sell certain assets; create liens on certain assets to secure debt; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into certain transactions with its affiliates; and designate its subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important limitations and exceptions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

The foregoing description of the notes or the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, attached hereto as Exhibit 4.1(a).

2. Registration Rights Agreement

On January 27, 2009, the Issuers entered into a registration rights agreement with Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (the “Initial Purchasers”) in connection with the notes, pursuant to the Indenture (as described above).

Subject to the terms of the Registration Rights Agreement, the Issuers will use their reasonable best efforts to register with the SEC exchange notes having substantially identical terms as the notes described above and to exchange freely tradable exchange notes for notes described above within 270 days after the issue date of the notes described above (the “effectiveness target date”).

If the Issuers fail to meet the effectiveness target date (a “registration default”), the annual interest rate on the notes will increase by 0.25% for each 90-day period during which the default continues, up to a maximum additional interest rate of 1.0% until the registration default is cured.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, attached hereto as Exhibit 4.1(b).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

* Exhibit 4.1(a)	Indenture, dated as of January 27, 2009, among Nielsen Finance LLC, Nielsen Finance Co., the Guarantors and Law Debenture Trust Company of New York.

* Exhibit 4.1(b)	Registration Rights Agreement, dated as of January 27, 2009, among Nielsen Finance LLC, Nielsen Finance Co., the Guarantors (as defined therein), Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (the “Initial Purchasers”).

*	Filed herewith

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2009	THE NIELSEN COMPANY B.V.

	By:	/s/ David E. Berger
	Name:	David E. Berger
	Title:	Senior Vice President and Corporate Controller
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
*4.1(a)	Indenture, dated as of January 27, 2009, among Nielsen Finance LLC, Nielsen Finance Co., the Guarantors and Law Debenture Trust Company of New York.

*4.1(b)	Registration Rights Agreement, dated as of January 27, 2009, among Nielsen Finance LLC, Nielsen Finance Co., the Guarantors (as defined therein), Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (the “Initial Purchasers”).

*	Filed herewith